Exhibit 10.5

KORRAL

Copenhagen - London - Oslo - Stockholm
_________________________________
Korral Partners Limited
70 Conduit Street
London
W152GF

STRICTLY PRIVATE & CONFIDENTIAL

Global Green Solutions Inc.
789 West Pender Street
Suite 1010
Vancouver, Be Canada V6C 1H2

26 January 2009

Dear Mr Frater,

(Global Green Solutions Inc.: "The Company")

This letter, together with our Standard Terms and Conditions annexed, sets out the terms upon which Korral are pleased to provide the Company with the services outlined below in connection with undertaking the position of Corporate Finance Adviser for proposed transactions, including:

  raising of equity and/or debt finance or credit arrangements for the provision of capital purchases, working capital and expansion of the Company;

  raising of project equity and/or debt finance or credit arrangements for the provision of capital purchases, working capital, development and construction costs for the Aera Greensteam project to be constructed in California, USA;

  acquisition or merger of business or assets or companies into the Company;

  sale or other disposal of all or part of the issued, to be issued and outstanding shares of the Company or all or part of the business and/or assets of the Company (whether by way of amalgamation, reconstruction, scheme of arrangement or otherwise) howsoever and whether by means of a single transaction or a series of transactions having a like result.

References in this letter to 'us', 'we' or 'ourselves' are references to Korral Partners Limited and (save where provided otherwise) references to 'you' are to the Company.

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

1.	Scope of our engagement

1.1	The services to be provided by us pursuant to the Engagement are expected to comprise the following:

	1.1.1	advice and assistance in developing the Company's commercial and financing strategy and in the preparation and distribution of information to potential purchasers / investors;

1.1.2

where necessary, the approval and/or issue for the purposes of section 21 of the Financial Services and Markets act 2000 (if satisfactory to us in our absolute discretion) of any financial promotion which may be required in connection with the proposed transaction;

1.1.3

advice and assistance in developing the financial and legal structure for a proposed transaction. Drawing up legal documents is not included in Korral's engagement nor is legal advice, tax consultation or audit;

	1.1.4	advice on tactics and assistance in negotiation of the terms of a proposed transaction;

	1.1.5	provision of an interface for potential investors or a preferred purchaser and their advisors in the negotiation of a proposed transaction;

	1.1.6	co-ordination on your behalf of the work of other professional advisers as may be required (including lawyers, accountants and consultants);

	1.1.7	provision of such other advice and assistance as may be agreed between us and you, subject to such additional fees as may be customary for such services.

1.2

The Company's Directors, offices, employees and other advisors as appropriate will participate in the Engagement taking any measures to ensure information and material required throughout the Engagement and in any proposed transaction is provided and that the Company's directors, officers, employees and advisors are made available as appropriate and as required to provide information and materials and to attend meetings with third parties as agreed between the Company and Korral.

1.3

On commencement of the engagement, Korral will work with management of the Company to develop and agree timings for key milestones for the Aera Greensteam funding. Milestones will include the review and preparation of appropriate documentation including an investment memorandum, preparation for investor meetings and assisting the closing process including investor due diligence and contract negotiations between the investors and the Company. The timetable will also include key dates for project meetings including face-to- face meetings and site visits.

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

While every effort will be made to manage the project within the timetable, at the point the project engages with parties outside Korral or the Company, no guarantees can be made as to the project remaining within the scheduled timing nor the success or satisfactory conclusion of a proposed transaction, financing or investment, or the decision of any potential investor to invest.

The timetable will be set as a guide to the work and will be developed in consideration of the Company's indicative cost budget shown in Schedule A appended to this agreement. As new information comes to hand including issues that were unknown at the commencement of the engagement, the timetable will be reasonably amended. The timetable may also require amendment due to the dynamics of investor sentiment, economic conditions or conditions of financial markets. This could mean delays in the timing of any financing, or could mean shortening the timeline in the event a certain investing party wishes to move more quickly. At all times the Company will work with Korral to pursue a successful transaction.

2.	Remuneration

2.1	The remuneration payable to us for our services will be as follows:

2.2	Retainer fee

2.2.1

A retainer of £6,000 per calendar month shall be payable in arrears 30 days after receipt of the invoice by the Company. The retainer is payable from project commencement (as at the signing of this engagement letter) until termination of this Engagement.

2.3	Transaction Related Fees

	2.3.1	Transaction related fees (a Transaction Fee) will be payable when a proposed transaction is completed.

2.3.2

A Transaction Fee of 5% will be payable in cash to Korral on the total value of equity finance raised that is subscribed by investors and available for drawdown, or the value of consideration received from the sale of all or part of the shares of the Company or the sale of all or part of its business and assets.

For the avoidance of doubt, Korral has an exclusive mandate for the Aera Greensteam Project (as referenced in Section 8, Exclusivity) and any equity finance raised for that project will attract the full fee. For any funding into the Company, where Korral has a Joint Lead Manager role, Korral shall only receive a fee on equity finance that is arranged through Korral.

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

	2.3.3	A Transaction Fee of 5% is payable in cash to Korral on the total value of consideration paid for the acquisition of all or part of a company or all or part of a company's business and assets.

2.3.4

A Transaction Fee of 3% is payable in cash to Korral on the total value of hybrid finance raised through Korral (such as mezzanine facilities or convertible notes) that is subscribed by investors and is available for drawdown.

	2.3.5	A Transaction Fee of 2% is payable upon the total value of senior debt finance arranged for the Company that is available for drawdown.

2.4	Any Transaction Fee is payable upon invoice under the normal invoice payment terms or as otherwise agreed between the parties.

2.5

As a commercial and corporate finance partner, Korral seeks equity participation in the projects and companies it works with as part of its remuneration. With regard to the Aera Project Participation Korral shall receive;

2.5.1

Up to 10% of the equity of Global Greensteam LLC (post funding) on completion of the project's financing. 5% of the equity in Global Greensteam LLC will be paid to Korral at 100% completion of the Aera Development Project funding. The remaining tranche of the Global Greensteam LLC equity shall be payable to Korral at 100% completion of the Full Aera Project financing (defined as the 10-unit requirement under the existing Aera contract or lesser number of units as may be agreed between Aera and the Company) and shall be issued in the proportion that ensures a fully diluted stake of 10% in Global Greensteam LLC is held by Korral.

2.5.2

Warrants in Global Green Solutions Inc. Korral shall receive Warrants or a similar financial instrument that will allow it to invest into new equity of the Company to achieve a 10% stake. The Warrants will have a term of three years from vesting. Half of the Warrants shall vest at the 100% completion of the Aera Development Project financing, with the remainder vesting at 100% completion of the Full Aera Project financing (as defined in 2.5.1). The exercise price for the Warrants will be the volume weighted average closing share price of Global Green Solutions Inc. (currently traded on the OTC Bulletin Board with the stock ticker GGRN) for the 30 days prior to the completion date of the Aera Development Project financing. The Warrants shall be for the equity of the ultimate top-company or holding company for the assets of the Company and any of its subsidiaries.

	2.5.3	Orderly liquidation of Warrants. Korral shall liaise with the Company and take reasonable measures to manage the orderly exercise and

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

liquidation of any Warrants or Options it has in equity of the Company, taking into account factors such as general liquidity of the shares. On exercise of the Warrants, Korral will receive ordinary shares with the same rights and obligations as other shareholders. Korral agrees it will not sell more than one third (1/3) of the total equity stake in any six month period commencing from the date the Warrants vest unless by prior agreement of the Company which will not be unreasonably withheld.

2.6

The fees described in Section 2, Remuneration, only cover the provision of the services described in this engagement letter. No fee payable to any other adviser, either by you or by any other person shall reduce or otherwise affect any fee payable to Korral pursuant to our Engagement unless otherwise agreed in writing prior to the event.

2.7

For the avoidance of doubt you will have no obligations to pay any other fees to any other party that may have been employed by Korral Partners Limited in relation to expediting our role, urness Korral Partners Limited directs the Company to pay a third party directly. For the avoidance of doubt, any fees instructed to be paid by Korral Partners Limited will be deducted from the total fees due to Korral.

2.8	All Transaction Fees will be payable in cash and will be subject to the addition ofVAT as appropriate.

2.9

Expenses. Korral will meet its reasonable expenses in discharging the engagement. Any intemational travel and related expenses (including hotels and subsistence) shall be met by the Company and will be payable on invoice. Any extraordinary costs shall be met by the Company and will be agreed in writing prior to being incurred.

2.10

It is the responsibility of the Directors of the Company to ensure that there is no breach of Section lSI of the Companies Act 1985 ("Section lSI') by reason of the Company giving financial assistance directly or indirectly for the acquisition of its own shares.

3	Consents and approvals

3.1

It is your responsibility to infonn us of any consents or approvals which may be required from any governmental or other regulatory body or authority in connection with the implementation of the proposed transaction and to use your best endeavours to obtain such consents and approvals and to comply with all relevant terms and conditions throughout the course of any Transaction;

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

4.	The Team

4.1

Your main point of contact for the assignment will be James Eedes and Michael Kendon, Korral Partners Limited. In addition, other parties and partners will be used in the provision of these services as required.

5.	Publicity

5.1

You will use all reasonable endeavours to ensure that Korral Partners Limited is named as arranger in relation to the fundraising in any public announcements issued. Korral Partners Limited shall be entitled to advertise its involvement in any successfully completed fundraising through "Tombstone" type advertising or similar publicity. All such publicity shall be subject to prior approval by you, which shall not be unreasonably withheld or delayed.

6.	Corporate Finance Business - Notice of Treatment as a Professional Client

6.1

On the information you have given us, we have categorised you as a -Professional Client', in relation to corporate finance business, because of your Company status and experience and understanding of corporate finance.

6.2

Professional Clients lose certain protections given to private (retail) investors under the Conduct of Business Source Book of the Financial Services Authority. Protection in the following areas will not apply because, when advising you, we will assume that you are able to protect your own interests:

	6.2.1	Understanding of risk - we do not need to warn you of the nature of any risks involved in any transactions we recommend for you or give you written risk warnings about any transactions.

7.	Safeguarding Service

7.1

We are motivated at all times to ensure that we deliver high quality service. If at any time you would like to discuss with us how our service to you could be improved or if you are unhappy with the service you are receiving then please let us know.

7.2

We will carefully consider any complaint as soon as it is received and will do all it can to rectify the situation. If we have given you a less than satisfactory service, we will take reasonable steps to put it right. To make a formal complaint, please contact Mr Kjartan Rist at the address on the front of this letter.

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

8.	Exclusivity

8.1

The appointment of Korral Partners Limited as Corporate Finance Adviser is, and will remain, an exclusive engagement for the duration of the agreement [or the Aera Greensteam Project. Any funding committed to the Aera Greensteam Project attracts the full fee due to Korral. Korral will also be appointed Joint Lead Advisor in relation to any financing relating to Global Green Solutions Inc. where the proceeds are utilised for activities outside of the Aera Greensteam project. In this instance, Korral will work with other financial advisors introducers and placing agents as agreed in writing between Korral and the Company.

8.2

This contract will remain in force until 60-days written notice to terminate is served by Korral or the Company to the other. All fees and disbursements that remain owing at the time of any termination will remain payable in full.

8.3

In the event that a transaction is completed within Twenty Four months from the termination of this engagement, with any investor, institution or company introduced to a proposed transaction, fees will be due in accordance with the terms set out in Section 2, Remuneration. A list of such parties will be provided at the time of termination.

9.	Indemnity

9.1

It is our standard practice to require Corporate Finance clients to indemnify Korral Partners Limited against certain liabilities or costs which might arise in connection with the assignment. This is intended principally to protect us from passing information, provided to us by our client, to potential financiers, which proves to be materially incorrect or deficient.

9.2

By signing and returning this letter, you agree to indemnity Korral Partners Limited and/or any director and/or employee and/or associate of Korral Partners Limited against any and all direct liabilities, losses, damages, penalties, actions, judgements, suits, costs expenses and disbursement of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Korral Partners Limited, its directors or employees or associates in any way relating to, or arising out of, information provided by you or in respect of services provided to you by Korral Partners Limited otherwise than due to the W gross default or negligence of Korral Partners Limited.

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

10.	Liability Limitation

10.1	We will use reasonable skill and care in the provision of the services set out in this letter.

10.2

We will accept liability to pay damages for losses arising as a direct result of breach of contract or gross negligence on our part in respect of services provided in connection with or arising out of the engagement set out in this letter (or any variation thereto) but the liability of Korral Partners Limited, its directors and staff (whether in contract, negligence or otherwise) shall in no circumstances exceed the fees received by Korral Partners Limited in the aggregate in respect of all such losses.

10.3

We will not, however, be liable for any loss, damage, cost or expense arising in any way from fraudulent acts, misrepresentations or wilful default on the part of the directors, employees or agents of the Company.

10.4

You hereby acknowledge that Korral Partners Limited has not made any warranties or guarantee of any nature with respect to the success or satisfactory conclusion of a proposed transaction, financing or investment, or the decision of any potential investor to invest or as to the economic, commercial, financial or other results which may be obtained or experienced by you as a result of any eventual transaction.

11.	Other Services

11.1

Whilst we can assist you in the development of any documentation, you will have full responsibility for those documents and Korral Partners Limited wil1 not express, or imply any opinion on the contents thereof. It will be important that you take all reasonable care to ensure that the contents of any business plan and financial information are true and accurate in all material respects and that there are no facts, the omission which could make misleading any statements therein, whether of fact or opinion.

Financiers may require warranties and other undertakings in respect of information supplied by you on which they wish to rely.

11.2	Whilst we will assist you in valuation issues, you will use your own commercial knowledge of the sector and your own commercial assessment of the opportunity in reaching your final decision.

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

12.	Applicable Law

12.1

This engagement letter is governed by, and construed in accordance with English law. The Court of England will have exclusive jurisdiction in relation to any claim, dispute or difference concerning this engagement letter and any matter arising from it. Each party irrevocably waives any right it may have to object to any action being brought in those courts, to claim that the action has been brought in an inappropriate forum, or to claim that those courts do not have jurisdiction.

13.	Contracts (Rights of Third Parties) Act 1999

13.1

Persons who are not party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

14.	Confirmation of our agreement

14.1	We should be grateful if you would confirm your agreement to the terms of this letter by signing and returning the enclosed copy,

14.2	If this letter is not in accordance with your understanding of our terms of appointment, please let us know.

15.	Conclusion

15.1

We believe this proposal brings together a group with a unique set of skill;. expertise and investor access in order to deliver the best solutions for Global Green Solutions Inc. We look forward to undertaking this assignment and to working with you. We look forward to the successful conclusion of the fundraising and to providing any ongoing assistance you may require.

Yours sincerely,

MICHEAL KENDON	KJARTAN RIST
Michael Kendon	Kjartan Rist
For Korral Partners Limited	For Korral Partners Limited

I/We acknowledge receipt of this letter, which fully records the agreement between us in relation to your appointment to carry out the work described in it.

Signed

DOUG FRATER	R. M. BAKER
Douglas Frater	Bob Baker
For Global Green Solutions Inc	For Global Green Solutions Inc

Encls: Korral Standard Terms of Business

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority

Schedule A:

Global Green Solutions loc. indicative cost budget, subject to availability of funds

Timing and amount of expenditure is also subject to change due to changes in project costings, corporate expenditure and availability of funds

A) Year 2009	Jan	Feb	Mar	Apl	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
Funding Activities	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000
Aera Development Project
Aera Funded	163	130	268	1,273	787	378							3,000
Aera Development Project
GGRN Funding Requirement				131	119	119	447	784	252	218	217	217	2,503
Aera Full Project and Technology
Development	157	139	105	88	98	98	162	78	95	75	75	75	1,241
GGRN Funding Requirement
Aera Projects
Total GGRN Funding Requirement	157	139	105	219	216	217	608	862	346	292	291	291	3,744

B) Year 2009	Jan	Feb	Mar	Apl	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
Funding Activities	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000
GGRN Overhead + Business Development
Total GGRN Funding Requirement	132	149	107	96	91	93	109	114	126	109	114	126	1,366

C) Year 2010	Jan	Feb	Mar	Apl	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
Funding Activities	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000
Aera Full Project
Total GGRN Funding Requirement	4,213	2,551	1,775	1,814	1,383	1,318	1,359	1,230	1,230	1,230	2,459	2,459	23,021

D) Year 2011	Jan	Feb	Mar	Apl	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
Funding Activities	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000
Aera Full Project
Total GGRN Funding Requirement	1,229	1,229	8,607	8,607	8,607	8,607	8,607	8,607	8,607	8,607	8,607	8,607	54,100

Korral Partners Limited
Registered Office: 70 Conduit Street, London W1S 2GF, United Kingdom
Registered in England and Wales No. 5591975
Authorised and Regulated by the Financial Services Authority